                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K/A

                       AMENDMENT NO. 1 TO CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


Date of Report:  April 23, 1999


                               Sapient Corporation
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


                                    Delaware
--------------------------------------------------------------------------------
                 (State or Other Jurisdiction of Incorporation)


        0-28074                                          04-3130648
------------------------                    ------------------------------------
(Commission File Number)                    (I.R.S. Employer Identification No.)


        One Memorial Drive
          Cambridge, MA                                   02142
----------------------------------------                ------------
(Address of Principal Executive Offices)                (Zip Code)


                                 (617) 621-0200
--------------------------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)

                                 Not Applicable
--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

         Due to a printer error, the Form 8-K filed on April 23, 1999 contained a draft Supplemental Consolidated Financial Statement Note 9. The Registrant is hereby refiling its Form 8-K in its entirety.

ITEM 5. OTHER EVENTS.

STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

         The 1999 Annual Meeting of the Company's stockholders is scheduled to be held on June 15, 1999. The Company's by-laws require that the Company be given advance notice of stockholder nominations for election to the Company's Board of Directors and of other business which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in the Company's proxy statement in accordance with Rule 14a-8). The required notice must be made in writing and received by the Secretary of the Company at the principal offices of the Company not less than 60 days nor more than 90 days prior to the 1999 Annual Meeting; provided, however, that if less than 70 days notice or prior public disclosure of the date of the 1999 Annual Meeting is given to stockholders, to be timely, notice must be so received not later than the close of business on the 10th day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. In order to comply with the time periods set forth in the Company's by-laws with respect to the 1999 Annual Meeting, appropriate notice would need to be provided no later than May 3, 1999.


SUPPLEMENTAL CONSOLIDATED FINANCIAL INFORMATION

         On March 29, 1999, the Company acquired all of the capital stock of Adjacency, Inc. ("Adjacency"), a Wisconsin corporation based in San Francisco that provides consulting services including Internet strategy, interactive design, technology development and management of Internet and e-commerce solutions. In consideration for the Adjacency stock, the Company issued an aggregate of 790,674 shares of Company common stock. The following supplemental consolidated financial statements give retroactive effect to the acquisition of all of the capital stock of Adjacency by the Company. These statements account for the acquisition as a "pooling of interests".

                               SAPIENT CORPORATION

             INDEX TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



Independent Auditors' Report................................................. 4

Supplemental Consolidated Balance Sheets..................................... 5
Supplemental Consolidated Statements of Income and Comprehensive Income...... 6
Supplemental Consolidated Statements of Stockholders' Equity................. 7
Supplemental Consolidated Statements of Cash Flows........................... 8
Notes to Supplemental Consolidated Financial Statements...................... 9

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Sapient Corporation:

         We have audited the accompanying supplemental consolidated balance sheets of Sapient Corporation and subsidiaries as of December 31, 1998 and 1997, and the related supplemental consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         The supplemental consolidated financial statements give retroactive effect to the acquisition by Sapient Corporation of Adjacency, Inc. completed on March 29, 1999, which has been accounted for as a pooling-of-interests as described in Note 14 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Sapient Corporation after financial statements covering the date of consummation of the business combination are issued.

         In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sapient Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.


                                            /s/ KPMG PEAT MARWICK LLP
                                                KPMG PEAT MARWICK LLP

Boston, Massachusetts
April 16, 1999

                               SAPIENT CORPORATION

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                                                    DECEMBER 31,    DECEMBER 31,
                                                                                       1998            1997
                                                                                    -----------     -----------
                                                                                          (IN THOUSANDS)

                                     ASSETS
Current assets:
     Cash and cash equivalents ...................................................   $ 39,320         $47,314
     Short term investments ......................................................     52,500          17,092
     Accounts receivable, less allowance for doubtful accounts of
         $569 and $350 for 1998 and 1997, respectively ...........................     42,797          16,775
     Unbilled revenues on contracts ..............................................     10,306           9,071
     Prepaid expenses ............................................................        438             680
     Other current assets ........................................................      3,296             971
     Deferred income taxes .......................................................      3,973              35
                                                                                     --------         -------
          Total current assets ...................................................    152,630          91,938
Property and equipment, net ......................................................     14,447           6,576
Deferred income taxes ............................................................      5,702              --
Intangible assets ................................................................     13,729              --
Due from shareholders ............................................................        764              --
Other assets .....................................................................        429             353
                                                                                     --------         -------
          Total assets ...........................................................   $187,701         $98,867
                                                                                     ========         =======

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Notes payable to bank .......................................................   $    117         $   444
     Accounts payable ............................................................      1,064             224
     Accrued expenses ............................................................      3,743           1,924
     Accrued compensation ........................................................      8,633           3,454
     Income taxes payable ........................................................      2,217           1,255
     Deferred income taxes .......................................................      4,170           1,820
     Deferred revenues on contracts ..............................................     10,907           6,408
                                                                                     --------         -------
          Total current liabilities ..............................................     30,851          15,529
Deferred income taxes ............................................................        773             121
Other long term liabilities ......................................................      1,263             910
                                                                                     --------         -------
          Total liabilities ......................................................     32,887          16,560
                                                                                     --------         -------
Commitments and contingencies
Stockholders' equity:

     Preferred stock, par value $0.01 per share; 5,000,000 shares
      authorized and none outstanding at December 31, 1998 and 1997 ..............         --              --
     Common stock, par value $0.01 per share, 100,000,000 shares authorized, 27,106,293 shares issued and outstanding at
      December 31, 1998; 24,997,244 shares issued and
      outstanding at December 31, 1997 ...........................................        271             250

     Additional paid-in capital ..................................................    122,784          57,471

     Deferred Compensation .......................................................     (2,178)             --

     Accumulated other comprehensive income ......................................         26              --

     Retained earnings ...........................................................     33,911          24,586
                                                                                     --------         -------
          Total stockholders' equity .............................................    154,814          82,307
                                                                                     --------         -------
Total liabilities and stockholders' equity .......................................   $187,701         $98,867
                                                                                     ========         =======



    See accompanying Notes to Supplemental Consolidated Financial Statements

                               SAPIENT CORPORATION

     SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME



                                                                                   YEARS ENDED DECEMBER 31,
                                                                              ---------------------------------
                                                                                1998        1997          1996
                                                                              --------     -------      -------
                                                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                                                            DATA)

Revenues.................................................................     $164,872     $92,027      $49,795
Operating expenses:
  Project personnel costs................................................       84,443      44,623       23,329
  Selling and marketing..................................................       11,518       6,074        2,453
  General and administrative.............................................       42,712      22,571       14,476
  Charge for in-process research and development.........................       11,100          --           --
  Acquisition costs......................................................           --         560           --
                                                                              --------     -------      -------
     Total operating expenses............................................      149,773      73,828       40,258
                                                                              --------     -------      -------
  Income from operations.................................................       15,099      18,199        9,537
Interest income..........................................................        2,925       2,058        1,098
                                                                              --------     -------      -------
  Income before income taxes.............................................       18,024      20,257       10,635
Income taxes.............................................................        8,660       7,703        3,936
                                                                              --------     -------      -------
     Net Income..........................................................     $  9,364     $12,554      $ 6,699
                                                                              ========     =======      =======
Comprehensive Income
     Foreign currency translation gain...................................           26          --           --
                                                                              --------     -------      -------
Comprehensive income.....................................................     $  9,390     $12,554      $ 6,699
                                                                              ========     =======      =======
Basic net income per share...............................................     $   0.36     $  0.51      $  0.30
                                                                              ========     =======      =======
Diluted net income per share.............................................     $   0.33     $  0.47      $  0.27
                                                                              ========     =======      =======
Weighted average common shares...........................................       26,114      24,787       22,422
Weighted average common share equivalents................................        2,587       2,083        2,425
                                                                              --------     -------      -------
Weighted average common shares and common share equivalents..............       28,701      26,870       24,847
                                                                              ========     =======      =======



    See accompanying Notes to Supplemental Consolidated Financial Statements

                               SAPIENT CORPORATION

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                       VOTING                 NON-VOTING
                                                                     COMMON STOCK             COMMON STOCK        ADDITIONAL
                                                                  -------------------      -------------------     PAID-IN
                                                                  SHARES       AMOUNT      SHARES       AMOUNT     CAPITAL
                                                                  ------       ------      ------       ------    ----------
                                                                                    (IN THOUSANDS)

Balance at December 31, 1995...............................      11,372        $ 114       7,664        $  77     $     29
  Notes repaid from  stockholders..........................          --           --          --           --           --
  Exercised stock  options.................................         932            9          --           --          204
  Distributions to stockholders ...........................
  Proceeds from public offerings...........................       4,390           44          --           --       54,053
  Conversion of non-voting shares to voting shares.........       7,664           77      (7,664)         (77)          --
  Tax benefit of disqualifying dispositions of
      stock options .......................................          --           --          --           --          108
  Stock based compensation.................................          31           --          --           --          260
  Net income...............................................          --           --          --           --           --
                                                                 ------        -----      ------        -----     --------
Balance at December 31, 1996...............................      24,389          244          --           --       54,654
  Notes repaid from stockholders...........................          --           --          --           --           --
  Exercised stock options..................................         608            6          --           --        1,783
  Distributions to stockholders ...........................
  Tax benefit of disqualifying dispositions of
      stock options .......................................          --           --          --           --        1,034
  Net income...............................................          --           --          --           --           --
                                                                 ------        -----      ------        -----     --------
Balance at December 31, 1997...............................      24,997        $ 250          --        $  --     $ 57,471
  Exercised stock options..................................         958            9          --           --        5,103
  Translation gain.........................................          --           --          --           --           --
  Proceeds from public offering............................         653            7          --           --       29,084
  Distributions to stockholders............................          --           --          --           --           --

  Common stock issued for acquisition of Studio Archetype..         498            5          --           --       22,795
  Tax benefit of disqualifying dispositions of
      stock options .......................................          --           --          --           --        1,654
  Deferred compensation....................................          --           --          --           --        6,677

  Net income...............................................          --           --          --           --           --
                                                                 ------        -----      ------        -----     --------
Balance at December 31, 1998...............................      27,106        $ 271          --        $  --     $122,784
                                                                 ======        =====      ======        =====     ========


                                                              ACCUMULATED                                 NOTES
                                                                 OTHER                                 RECEIVABLE       TOTAL
                                                             COMPREHENSIVE     DEFERRED     RETAINED      FROM      STOCKHOLDERS'
                                                                INCOME       COMPENSATION    EARNINGS  STOCKHOLDERS     EQUITY
                                                             -------------   ------------   ---------  ------------ -------------
                                                                                         (IN THOUSANDS)

Balance at December 31, 1995...............................                                  $  5,454      $(75)      $  5,599
  Notes repaid from  stockholders..........................         --              --             --        50             50
  Exercised stock  options.................................         --              --             --        --            213
  Distributions to stockholders ...........................                                       (52)                     (52)
  Proceeds from public offerings...........................         --              --             --        --         54,097
  Conversion of non-voting shares to voting shares.........         --              --             --        --             --
  Tax benefit of disqualifying dispositions of
     stock options ........................................         --              --             --        --            108
  Stock based compensation.................................         --              --             --        --            260
  Net income...............................................         --              --          6,699        --          6,699
                                                                ------          ------       --------      ----       --------
Balance at December 31, 1996...............................         --              --         12,101       (25)        66,974
  Notes repaid from stockholders...........................         --              --             --        25             25
  Exercised stock options..................................         --              --             --        --          1,789
  Distributions to stockholders ...........................                                       (69)                     (69)
  Tax benefit of disqualifying dispositions of
     stock options ........................................         --              --             --        --          1,034
  Net income...............................................         --              --         12,554        --         12,554
                                                                ------          ------       --------      ----       --------
Balance at December 31, 1997...............................         --              --       $ 24,586      $ --       $ 82,307
  Exercised stock options..................................         --              --             --        --          5,112
  Translation gain.........................................         26                             --        --             26
  Proceeds from public offering............................         --                             --        --         29,091
  Distributions to stockholders............................         --                            (39)       --            (39)
  Common stock issued for acquisition of Studio Archetype..         --                             --        --         22,800
  Tax benefit of disqualifying dispositions of
     stock options ........................................         --              --             --        --          1,654
  Deferred compensation....................................         --          (2,178)            --        --          4,499

  Net income...............................................         --              --          9,364        --          9,364
                                                                ------         -------       --------      ----       --------
Balance at December 31, 1998...............................     $   26         $(2,178)      $ 33,911      $          $154,814
                                                                ======         =======       ========      ====       ========



    See accompanying Notes to Supplemental Consolidated Financial Statements

                               SAPIENT CORPORATION

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    YEARS ENDED DECEMBER 31,
                                                                                -------------------------------
                                                                                  1998        1997       1996
                                                                                --------    --------   --------
                                                                                        (IN THOUSANDS)
Cash flows from operating activities:
Net income..................................................................    $  9,364    $ 12,554   $  6,704
Adjustments to reconcile net income to net cash provided
    by (used in) operating activities:
    Depreciation and amortization...........................................       4,224       2,478      1,296
    Charge for in-process research and development..........................      11,100          --         --
    Deferred income taxes...................................................      (6,638)        786     (1,030)
    Allowance for doubtful accounts.........................................         200         275         --
    Stock compensation expense..............................................       4,499          --        260
    Changes in operating assets and liabilities:
        Increase in accounts receivable.....................................     (23,644)     (5,170)    (4,262)
        Increase in unbilled revenues on contracts..........................        (651)     (4,397)    (2,392)
        Decrease (increase) in prepaid expenses.............................         321        (363)       (26)
        Increase in other current assets....................................      (2,383)       (821)      (150)
        Decrease in income tax receivable...................................          --          --        480
        Decrease (increase) in other assets.................................          70        (285)        49
        Increase (decrease) in accounts payable.............................         395         104       (356)
        (Decrease) increase in accrued expenses.............................      (1,241)        332        546
        Increase in accrued compensation....................................       4,137       1,172      1,419
        Increase in income taxes payable....................................       2,493         738      1,552
        Increase in other long term liabilities.............................         311         155        717
        Increase in deferred revenues on contracts..........................       3,365       1,492      2,541
                                                                                --------    --------   --------
            Net cash provided by operating activities.......................       5,922       9,050      7,348
                                                                                --------    --------   --------
Cash flows from investing activities:
    Purchase of property and equipment......................................      (9,307)     (6,356)    (2,193)
    Net cash received from acquisition......................................         561          --         --
    Sales and maturities of short term investments..........................      21,043      12,190         --
    Purchases of short term investments.....................................     (56,451)    (19,742)    (9,540)
                                                                                --------    --------   --------
            Net cash used in investing activities...........................     (44,154)    (13,908)   (11,733)
                                                                                --------    --------   --------
Cash flows from financing activities:
    Proceeds from stockholders for notes receivable.........................       3,024          25         50
    Payments to stockholders for notes receivable...........................      (3,788)         --         --
    Exercise of stock options...............................................       5,112       1,789        213
    Net proceeds from initial public offering...............................          --          --     32,403
    Net proceeds from follow-on public offering.............................      29,091          --     21,694
    Distribution to stockholders............................................         (39)        (69)        --
    Principal payments on notes payable to bank.............................      (3,162)         (6)       (49)
                                                                                --------    --------   --------
            Net cash provided by financing activities.......................      30,238       1,739     54,311
                                                                                --------    --------   --------
(Decrease) increase in cash and cash equivalents............................      (7,994)     (3,119)    49,926
Cash and cash equivalents, beginning of year................................      47,314      50,433        507
                                                                                --------    --------   --------
Cash and cash equivalents, end of year......................................    $ 39,320    $ 47,314   $ 50,433
                                                                                ========    ========   ========
Schedule of non-cash financing activities:
  Tax benefit of disqualifying dispositions of stock options................    $  1,654    $  1,034   $    108
                                                                                ========    ========   ========
Supplemental disclosures of cash flow information:
Net assets and liabilities recognized upon acquisition
  of Studio Archetype:
    Cash and cash equivalents...............................................    $    811    $     --   $     --
    Accounts receivable.....................................................       2,578          --         --
    Unbilled revenues on contracts..........................................         629          --         --
    Prepaid expenses and other current assets...............................          34          --         --
    Property and equipment..................................................       2,077          --         --
    Other assets............................................................         100          --         --
    Accounts payable........................................................         445          --         --
    Accrued expenses........................................................         725          --         --
    Accrued compensation....................................................         880          --         --
    Accrued income taxes payable............................................         270          --         --
    Deferred revenues on contracts..........................................       1,134          --         --
    Notes payable to bank...................................................       2,862          --         --
    Other long term liabilities.............................................          42          --         --
    Accrued acquisition costs...............................................       2,335          --         --

Supplemental disclosures of non-cash investing activities:
  Common stock issued for acquisition of Studio Archetype...................    $ 22,800    $     --   $     --


    See accompanying Notes to Supplemental Consolidated Financial Statements

                               SAPIENT CORPORATION

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


(1)      BASIS OF REPORTING

         The accompanying supplemental consolidated financial statements of Sapient Corporation ("Sapient" or the "Company") have been prepared to give retroactive effect to the acquisition of Adjacency, Inc., ("Adjacency") a San Francisco-based company that provides e-commerce solutions services including strategy, design and technology development delivered in a multi-disciplinary, integrated fashion. Generally accepted accounting principles proscribe giving effect to consummated business combinations accounted for using the pooling-of-interests method in financial statements that do not include the date of consummation. The supplemental consolidated financial statements presented herein do not extend through the date of consummation, however, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

         The accompanying supplemental consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and balances have been eliminated in consolidation.

(2)      NATURE OF BUSINESS

         Sapient is an innovative provider of e-business consulting and Internet commerce solutions. Through the delivery of integrated services from strategy and business transformation consulting through user-centered design and technology implementation services, Sapient helps emerging and evolving businesses transform themselves into e-businesses. Founded in 1991 as a Delaware corporation, the Company currently has more than 1,400 employees in offices in Cambridge, Massachusetts, New York, San Francisco, Chicago, Atlanta, Dallas, Los Angeles, London, England and Sydney, Australia.

         On March 29, 1999, Sapient acquired all of the outstanding Common Stock of Adjacency in exchange for 790,674 shares of Sapient Common Stock (See Note
14). Sapient's Supplemental Consolidated Financial Statements have been restated for all periods presented to reflect the acquisition of Adjacency, which has been accounted for as a pooling of interests.

         On August 25, 1998, Sapient acquired Studio Archetype, Inc. ("Studio Archetype") for approximately $25.3 million in stock and cash, including direct acquisition costs of approximately $2.3 million, pursuant to which Sapient issued 498,314 shares of Common Stock and paid $250,000 in cash to the former Studio stockholders. The acquisition was accounted for as a purchase and accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their respective fair values.

         On December 15, 1997, Sapient acquired all of the outstanding common stock of EXOR Technologies, Inc. ("EXOR") in exchange for 611,738 shares of Sapient Common Stock (see Note 14). Sapient's Consolidated Financial Statements have been restated for all periods presented to reflect the acquisition of EXOR, which has been accounted for as a pooling of interests.

(3)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (a)      Principles of Consolidation

         The Consolidated Financial Statements include the accounts of Sapient and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

         (b)      Cash and Cash Equivalents

         All highly liquid investments with original maturities of three months or less are considered cash equivalents. Cash and cash equivalent balances consist of deposits and repurchase agreements with a large U.S. commercial bank and tax exempt short-term municipal bonds.

         (c)      Short-term Investments

         Short-term investments are available-for-sale securities, which are recorded at fair market value. The difference between fair market value and cost is not material. Realized gains and losses from sales of available-for-sale securities were not material for any period presented.

         (d)      Property and Equipment

         Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight line and accelerated methods over the estimated useful lives of the related assets, which range from three to seven years. Leasehold improvements are amortized over the lesser of the estimated useful lives of the assets or the lease term.

         (e)      Revenue Recognition

         Revenues pursuant to fixed-fee contracts are generally recognized as services are rendered on the percentage-of-completion method of accounting (based on the ratio of costs incurred to total estimated costs). Revenues pursuant to time and material contracts are generally recognized as services are provided. Revenues from maintenance agreements are recognized ratably over the terms of the agreements.

         Provisions for estimated losses on uncompleted contracts are made on a contract by contract basis and are recognized in the period in which such losses are determined. Unbilled revenues on contracts are comprised of costs, plus earnings on certain contracts in excess of contractual billings on such contracts. Billings in excess of costs plus earnings are classified as deferred revenues.

         (f)      Income Taxes

         Sapient records income taxes using the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases, operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         (g)      Financial Instruments and Concentration of Credit Risk

         Financial instruments which potentially subject Sapient to a concentration of credit risk consist of cash and cash equivalents and accounts receivable.

         Sapient performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. Sapient maintains allowances for potential credit losses and such losses have been within management's expectations. Write-offs of accounts receivable have not been material for any of the periods presented.

         The fair market values of cash and cash equivalents, accounts receivable and debt instruments at both December 31, 1998 and 1997 approximate their carrying amounts.

         (h)      Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         (i)      Impairment of Long-Lived Assets

         In accordance with Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances, both internally and externally, that may suggest impairment. To date, no such impairment has been indicated. Should there be an impairment in the future, Sapient will measure the amount of the impairment based on undiscounted expected future cash flows from the impaired assets. The cash flow estimates that will be used will contain management's best estimates, using appropriate and customary assumptions and projections at the time.

         (j)      Research and Development Costs

         Research and development expenditures are charged to operations as incurred. To date, substantially all research and development activities of Sapient have been pursuant to customer contracts and, accordingly, have been expensed as project costs. Sapient has not capitalized any software development costs since such costs have neither been significant nor can the future economic benefit be reasonably determined.

         (k)      Stock-Based Compensation

         Statement of Financial Accounting Standards No. 123 ("SFAS 123") requires that companies either recognize compensation expense for grants of stock, stock options, and other equity instruments based on fair value, or provide pro forma disclosure of net income and net income per share in the notes to the financial statements. Sapient applies APB Opinion 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized under SFAS 123 for Sapient's stock option plans, and footnote disclosure is provided in Note 9.

         The deferred compensation expense appearing in the financial statements relates to stock options that were granted to Adjacency employees prior to the acquisition by Sapient at below fair market value. The deferred compensation is being amortized on a straight-line basis over the vesting period of three years. Certain employees completed their vesting upon the business combination described in Note 1.

         (l)      Earnings Per Share

         Under Statement of Financial Accounting Standards No. 128, Sapient presents both basic net income per share and diluted net income per share. Basic net income per share is based on the weighted average number of shares outstanding during the period. Diluted net income per share reflects the per share effect of dilutive stock options and other dilutive common stock equivalents.

         On January 29, 1998 the Company declared a two-for-one stock split effected as a 100 percent stock dividend distributed on March 9, 1998, to all shareholders of record on February 20, 1998.

         (m)      Comprehensive Income

         During 1998, Sapient adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for reporting comprehensive income and its components in the body of the financial statements. Comprehensive income includes net income as currently reported under Generally Accepted Accounting Principles and also considers the effect of additional economic events that are not required to be recorded in determining net income but are rather reported as a separate component of stockholders' equity. Sapient reports foreign currency translation gains and losses as a component of comprehensive income.

         (n)      Segment Reporting

         During 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 uses a management approach to report financial and descriptive information about a company's operating segments. Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally for management. Under this definition, Sapient operated as a single segment for all years presented. The adoption of SFAS 131 did not have a material impact on Sapient's financial condition or results of operations.

         (o)      Goodwill and Other Purchased Intangibles

         Goodwill and other purchased intangibles represent the excess of the purchase price over the fair value of assets acquired. Goodwill and substantially all other purchased intangibles are being amortized on a straightline basis over lives ranging from five to seven years.

         (p)      Recently Issued Accounting Pronouncements

         In March, 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants, issued SOP 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1") which requires the capitalization of certain internal costs related to the implementation of computer software obtained for internal use. Sapient is required to adopt this standard in the first quarter of 1999. It is expected that the adoption of SOP 98-1 will not have a material impact on Sapient's financial position or its results of operations.

         In June, 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS 133 requires the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. Sapient is required to adopt this standard in the first quarter of 2000. It is expected that the adoption of SFAS 133 will not have a material impact on Sapient's financial position or its results of operations.

(4)      PROPERTY AND EQUIPMENT

         The cost and accumulated depreciation of property and equipment at December 31, 1998 and 1997 are as follows:

                                                              1998       1997
                                                            --------   -------
                                                              (IN THOUSANDS)
 Leasehold improvements..................................   $  7,755   $ 3,604
 Furniture and fixtures..................................      2,418       928
 Office equipment........................................      2,706     1,744
 Computer equipment......................................     11,806     5,054
                                                            --------   -------
                                                              24,685    11,330
      Less accumulated depreciation......................    (10,238)   (4,754)
                                                            --------   -------
 Property and equipment, net.............................   $ 14,447   $ 6,576
                                                            ========   =======

(5)      INTANGIBLE ASSETS

         Other assets include certain intangible assets that were acquired as part of the Studio acquisition in August 1998. The following table summarizes the cost and accumulated amortization of intangible assets at December 31, 1998:

                                                                       ESTIMATED
                                                                         USEFUL
                                                                          LIFE
                                                                       ---------
                                                         (IN THOUSANDS)

Marketing assets and customer lists......................   $ 3,800    7 Years



Assembled work force.....................................     1,600    5-7 Years
Goodwill.................................................     9,015    7 Years
                                                            -------
                                                             14,415
  Less accumulated amortization..........................      (686)
                                                            -------
Intangible assets, net...................................   $13,729
                                                            =======

(6)      BANK LOAN

         Sapient has a $5,000,000 loan facility with a bank which expires on June 30, 2000. Borrowings under this agreement bear interest at the bank's prime rate. Sapient had no borrowings under this facility at December 31, 1998 or 1997. The facility contains various financial covenants, including limitations on the payment of cash dividends and maintenance of certain financial ratios.

(7)      INCOME TAXES

         The provision for income taxes consists of the following:

                                                   1998      1997      1996
                                                 -------    ------    -------
                                                        (IN THOUSANDS)

 Federal, current............................    $11,768    $5,220    $ 3,951
 State, current..............................      3,529     1,697      1,015
                                                 -------    ------    -------
                                                  15,297     6,917      4,966
 Foreign, deferred...........................       (382)       --         --
 Federal, deferred...........................     (4,902)      647       (924)
 State, deferred.............................     (1,353)      139       (106)
                                                 -------    ------    -------
                                                  (6,637)      786     (1,030)
                                                 -------    ------    -------
 Income tax expense..........................    $ 8,660    $7,703    $ 3,936
                                                 =======    ======    =======

         Income tax expense for the years ended December 31, 1998, 1997 and 1996 differed from the amounts computed by applying the U.S. statutory income tax rate to pre-tax income as a result of the following:

                                                           1998   1997    1996
                                                           ----   ----    ----

 Statutory income tax rate.............................    35.0%  35.0%   35.0%
 State income taxes, net of federal benefit............     6.3    6.0     5.7
 S Corporation loss (income)...........................     9.3   (0.4)   (0.8)
 Tax exempt interest...................................    (4.1)  (3.3)   (2.6)
 Other, net............................................     1.5    0.7    (0.3)
                                                           ----   ----    ----
 Effective income tax rate.............................    48.0%  38.0%   37.0%
                                                           ====   ====    ====

         At December 31, 1998 and 1997, deferred income tax assets and liabilities resulted from reporting differences in the recognition of income and expense for income tax and financial reporting purposes. The sources and tax effects of these temporary differences are presented below:

                                                                1998      1997
                                                              -------   -------
                                                                (IN THOUSANDS)
Deferred income tax assets:
     Deferred revenue......................................   $ 2,831   $ 1,855
     Allowance for doubtful accounts.......................       223        60
     Accrual for compensation..............................        --       390
     Other accruals........................................       947       745
     Property and equipment................................       745       548
     In-process research and development...................     4,399        --
     Goodwill and other intangibles........................       148        --
     Foreign NOL...........................................       382        --
                                                              -------   -------


          Total gross deferred income tax assets...........   $ 9,675   $ 3,598
                                                              =======   =======
Deferred income tax liabilities:
     Deferred taxes relating to the use of cash method
          of accounting for tax purposes prior to 1996.....   $  (773)  $(1,309)
     Unbilled revenue......................................    (4,170)   (3,652)
     Other accruals........................................        --      (543)
                                                              -------   -------
          Total gross deferred income tax liabilities......   $(4,943)  $(5,504)
                                                              -------   -------
          Net deferred income tax assets/(liabilities).....   $ 4,732   $(1,906)
                                                              =======   =======


         In assessing the realizability of deferred income tax assets, Sapient considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Due to the fact that Sapient has sufficient taxable income in the federal carryback period and anticipates sufficient future taxable income over the periods in which deferred income tax assets are deductible, the ultimate realization of deferred income tax assets for federal and state income tax purposes appears more likely than not.

         Total income tax expense for the years ended December 31, 1998, 1997 and 1996 was allocated as follows:

                                                               1998       1997      1996
                                                              -------    -------   -------
                                                                     (IN THOUSANDS)

 Income taxes from continuing operations....................  $ 8,660    $ 7,703   $ 3,936
 Stockholders' equity, for compensation expense
    for tax purposes in excess of amounts recognized
    for financial statement purposes .......................   (1,654)    (1,034)     (108)
                                                              -------    -------   -------
                                                              $ 7,006    $ 6,669   $ 3,828
                                                              =======    =======   =======

         Total income taxes paid in 1998, 1997 and 1996 were approximately $12,383,000, $6,179,000 and $2,838,000, respectively.

(8)      COMMITMENTS AND CONTINGENCIES

         Sapient maintains its executive office in Massachusetts and operating offices in several locations throughout the United States and abroad. Sapient also leases office equipment under various operating leases. Future minimum rental commitments under all noncancelable operating leases with initial or remaining terms in excess of one year were as follows at December 31, 1998:

                                                                 (IN THOUSANDS)
                                                                 --------------
 1999..........................................................     $ 11,392
 2000..........................................................       11,700
 2001..........................................................       11,651
 2002..........................................................       11,549
 2003..........................................................       11,696
 Thereafter....................................................       26,110

         Rent expense for the years ended December 31, 1998, 1997 and 1996 was approximately $8,943,000, $4,053,000, and $3,167,000, respectively.

         Sapient has issued letters of credit with a bank in the aggregate amount of $975,000 as security deposits for certain of its lease commitments.

         Sapient has certain contingent liabilities that arise in the ordinary course of its business activities. Sapient accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated.

         Sapient is in arbitration with a former employee who alleges breach of certain contractual and other violations resulting from his termination as an employee. Management denies that it breached any obligations or duties to this former employee, and believes that Sapient has meritorious defenses. Sapient is vigorously contesting these claims. Although Sapient does not expect the claims to have a material adverse effect on its business, results of operations or financial condition, an adverse judgment or settlement could have a material adverse effect on the operating results reported by Sapient for the period in which any such adverse judgment or settlement occurs.

(9)      STOCK PLANS

   (a)      1992 Stock Option Plan

         During 1992, Sapient approved the 1992 Stock Plan (the "1992 Plan") for its employees. The 1992 Plan provided for the Board of Directors to grant stock options, stock purchase authorizations and stock bonus awards up to an aggregate of 5,000,000 shares of non-voting Common Stock. Since consummation of its initial public offering of Common Stock in April 1996, no further grants or awards may be made pursuant to the 1992 Stock Plan (but previously outstanding awards remain outstanding but are exercisable for voting Common Stock).

         Most stock options granted under the 1992 Plan qualify as Incentive Stock Options ("ISO") under Section 422 of the Internal Revenue Code. The price at which shares may be purchased with an option was specified by the Board at the date the option was granted, but in the case of an ISO, was not less than the fair market value of Sapient's Common Stock on the date of grant. The duration of any option was specified by the Board, but no option designated as an ISO can be exercised beyond ten years from the date of grant. Stock options granted under the 1992 Plan generally become exercisable over a four-year period, are nontransferable, and expire six years after the date of grant (subject to earlier termination in the event of the termination of the optionee's employment or other relationship with Sapient).

   (b)      1996 Equity Stock Incentive Plan

         Sapient's 1996 Equity Stock Incentive Plan (the "1996 Plan") authorizes the Company to grant options to purchase Common Stock, to make awards of restricted Common Stock, and to issue certain other equity-related awards to employees and directors of, and consultants to, Sapient. The total number of shares of Common Stock which may be issued under the 1996 Plan is 4,800,000 shares. The 1996 Plan is administered by the Compensation Committee of the Board of Directors, which selects the persons to whom stock options and other awards are granted and determines the number of shares, the exercise or purchase prices, the vesting terms and the expiration dates of options granted. Non-qualified stock options may be granted at exercise prices which are above, equal to or below the grant date fair market value of the Common Stock. The exercise price of options qualifying as Incentive Stock Options may not be less than the grant date fair market value of the Common Stock. Stock options granted under the 1996 Plan are nontransferable, generally become exercisable over a four-year period and expire ten years after the date of grant (subject to earlier termination in the event of the termination of the optionee's employment or other relationship with Sapient).

   (c)      Employee Stock Purchase Plan

         Sapient's 1996 Employee Stock Purchase Plan (the "Purchase Plan") authorizes the issuance of up to 660,000 shares of Common Stock to participating employees through a series of semi-annual offerings. The maximum number of shares available in each offering is 50,000 shares (plus any unpurchased shares available from previous offerings) for the first six offerings, and 60,000 shares (plus any unpurchased shares available from previous offerings) for the next six offerings. An employee becomes eligible to participate in the Purchase Plan when he or she is regularly employed by Sapient for at least 20 hours a week and for more than five months in a calendar year on the first day of the applicable offering. The price at which employees may purchase Common Stock in an offering is 85 percent of the closing price of the Common Stock on the Nasdaq National Market on the day the offering commences or on the day the offering terminates, whichever is lower. Approximately 61 percent of eligible employees participated in the two offerings under the Purchase Plan during the year ended December 31, 1998. Approximately 57 percent of eligible employees participated in the two offerings under the Purchase Plan during the year ended December 31, 1997. Approximately 70 percent of eligible employees participated in the first offering under the Purchase Plan, which terminated on December 31, 1996. Under the Purchase Plan, Sapient sold 105,634, 93,628 and 33,830 shares of Common Stock in 1998, 1997 and 1996, respectively.

     (d)      1996 Directors Stock Option Plan

         Sapient's 1996 Directors Stock Option Plan (the "Directors Plan") authorizes the issuance of 60,000 shares of Common Stock. Each non-employee director elected to the Board of Directors after the adoption of the Directors Plan will, upon his or her election, automatically be granted an option to purchase 10,000 shares of Common Stock at an exercise price equal to the grant date fair market value of Sapient's Common Stock. Options granted pursuant to the Directors Plan vest in four equal annual installments commencing on the first anniversary of the date of grant and generally expire ten years after the date of grant. As of December 31, 1998 and 1997, no options had been granted under the Directors Plan.

     (e)      1998 Stock Incentive Plan

         Sapient's 1998 Equity Stock Incentive Plan (the "1998 Plan") authorizes Sapient to grant options to purchase Common Stock, to make awards of restricted Common Stock, and to issue certain other equity-related awards to employees and directors of, and consultants to, Sapient. The total number of shares of Common Stock which may be issued under the 1998 Plan is 2,000,000 shares. The 1998 Plan is administered by the Compensation Committee of the Board of Directors, which selects the persons to whom stock options and other awards are granted and determines the number of shares, the exercise or purchase prices, the vesting terms and the expiration date. Non-qualified stock options may be granted at exercise prices which are above, equal to or below the grant date fair market value of the Common Stock. The exercise price of options qualifying as Incentive Stock Options may not be less than the grant date fair market value of the Common Stock. Stock options granted under the 1998 Plan are nontransferable, generally become exercisable over a four-year period and expire ten years after the date of grant (subject to earlier termination in the event of the termination of the optionee's employment or other relationship with Sapient). As of December 31, 1998, no options had been granted under the 1998 Plan.

     (f) Adjacency, Inc. 1998 Stock Option Plan

         In connection with the acquisition of Adjacency, Inc., the Company agreed to assume the options granted under the Adjacency, Inc. 1998 Stock Option Plan (the "Adjacency Plan") that were outstanding at the time of the acquisition. The Adjacency Plan was originally adopted by Adjacency in 1998 and provided for the grant of stock options up to an aggregate of 4,000,000 shares of Class B Common Stock of Adjacency, Inc. As A result of the acquisition, the Company has assumed the obligations related to options to purchase 63,254 shares of Sapient Common Stock. No further grants may be made pursuant to the Adjacency Plan (but previously outstanding options remain outstanding but are exercisable for shares of Sapient Common Stock).


         A summary of the status of Sapient's five fixed stock option plans as of December 31, 1998, 1997 and 1996 and changes during the years then ended is presented below:

                                                                  1998                 1997               1996
                                                           ------------------   ------------------  ------------------
                                                                     WEIGHTED             WEIGHTED            WEIGHTED
                                                                      AVERAGE              AVERAGE             AVERAGE
                                                                     EXERCISE             EXERCISE            EXERCISE
 FIXED OPTIONS                                             SHARES      PRICE    SHARES     PRICE     SHARES     PRICE
 -------------                                             ------    --------   ------    --------   ------   --------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

Outstanding at beginning of year........................    4,383     $14.49     2,982     $ 5.14     3,018    $ 0.75
Granted.................................................    2,471     $39.52     2,098     $23.59     1,066    $13.18
Exercised...............................................     (958)    $ 6.65      (608)    $ 0.63      (932)   $ 0.25
Forfeited...............................................      (35)    $23.63       (89)    $12.27      (170)   $ 3.41
                                                           ------     ------    ------     ------    ------    ------
Outstanding at end of year..............................    5,861     $25.64     4,383     $14.49     2,982    $ 5.14
                                                           ======               ======               ======
Options exercisable at year end.........................      942                  755                  722
                                                           ======               ======               ======
Weighted average grant date fair market value
  of options granted during the year....................   $28.41               $12.67               $ 7.16
                                                           ======               ======               ======


         The following table summarizes information about fixed stock options outstanding at December 31, 1998:


                                                      OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                                        --------------------------------------------     --------------------------
                                                          WEIGHTED          WEIGHTED                       WEIGHTED
DECEMBER 31, 1998                                         AVERAGE           AVERAGE                         AVERAGE
-----------------                          NUMBER         REMAINING         EXERCISE        NUMBER         EXERCISE
RANGE OF EXERCISE PRICES                OUTSTANDING   CONTRACTUAL LIFE       PRICE       EXERCISABLE         PRICE
------------------------                -----------   ----------------      --------     -----------       --------
                                       (IN THOUSANDS)                                   (IN THOUSANDS)

$ 0.00 to $ 2.50......................       807          2.8 years          $ 1.40           418           $ 1.13
$ 2.51 to $ 7.00......................       361          3.0 years          $ 5.78            77           $ 5.73
$ 7.01 to $20.00......................       379          8.0 years          $17.42           118           $17.62
$20.01 to $25.00......................     1,092          8.3 years          $22.76           294           $22.37
$25.01 to $30.00......................     1,052          8.8 years          $26.16            35           $25.90
$30.01 to $35.00......................       181          9.7 years          $33.48            --              --
$35.01 to $40.00......................       844          9.5 years          $37.87            --              --
$40.01 to $45.00......................       871          9.4 years          $42.00            --              --
$45.01 to $50.00......................       186          9.5 years          $46.62            --              --
$50.01 to $77.38......................        88          9.4 years          $54.31            --              --
                                           -----                                              ---
$ 0.00 to $77.38......................     5,861          7.7 years          $25.64           942           $11.14

         Sapient has five stock-based compensation plans, which are described above. Sapient applies APB Opinion 25 and related interpretations in accounting for its plans. No compensation has been recognized relative to grants under these plans, other than deferred compensation charges of approximately $4.5 million related to the value of stock options that were granted in 1998 under the Adjacency Plan at below fair market value and which vest in 1998. Had compensation cost for the awards under those plans been determined based on the grant date fair values for awards under those plans consistent with the method required under SFAS 123, Sapient's net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                                   1998       1997       1996
                                                 --------   -------     ------
                                                    (IN THOUSANDS EXCEPT PER
                                                          SHARE DATA)
 Net income
   As reported...............................    $  9,364   $12,554     $6,699
   Pro forma.................................    $(15,842)  $ 5,470     $5,250
 Basic net income per share
   As reported...............................    $   0.36   $  0.51     $ 0.30
   Pro forma.................................    $  (0.61)  $  0.22     $ 0.23
 Diluted net income per share
   As reported...............................    $   0.33   $  0.46     $ 0.27
   Pro forma.................................    $  (0.55)  $  0.20     $ 0.21


         The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1998, 1997 and 1996, respectively: dividend yield of 0.0 percent for each year, expected volatility of 0.0 percent for the 1992 Plan options and 136.8, 64.8 and 104.9 percent in 1998, 1997 and 1996, respectively, for the 1996 Plan options, risk free interest rates ranging from
5.0 to 5.25 percent for the 1992 Plan options and 5.0 to 5.7 percent for the 1996 Plan options, and expected lives of 4 years for the 1992 Plan and the 1996 Plan options. The assumptions used with respect to Adjacency Plan options were the same as those used with respect to the 1996 Plan.

         Pro-forma compensation cost related to the Purchase Plan is recognized for the fair value of the employees' purchase rights, which was estimated using the Black-Scholes model with the following assumptions for the years ended December 31, 1998, 1997 and 1996: dividend yield of 0.0 percent, expected volatility of 136.8, 64.8 and 67.5 percent, respectively, risk free interest rate ranging from 5.7 to 5.0 percent and expected life of 6 months.

         Pro forma net income derived as a result of applying SFAS 123 may not be representative of the effects on reported net income for future years.



(10)     SEGMENT REPORTING AND SIGNIFICANT CUSTOMERS

         Sapient engages in business activities in one operating segment which provides e-business consulting and Internet commerce solutions on a fixed-fee, fixed time-frame basis. The chief operating decision-makers are provided information about the revenues generated in key client industries. The resources needed to deliver Sapient's services are not separately reported by industry. Sapient's services are delivered to clients primarily in North America, and Sapient's long-lived assets are located primarily in North America.

         No customer accounted for greater than 10 percent of total revenues in 1998 or 1997. One customer accounted for 14 percent of accounts receivable at December 31, 1998. No customer accounted for greater than 10 percent of accounts receivable at December 31, 1997. Two clients accounted for 19 percent and 15 percent respectively, of total revenues in 1996 and 10 percent of accounts receivable at December 31, 1996.

(11)     RETIREMENT PLANS

         Sapient established a 401(k) retirement savings plan for employees in June 1994. Under the provisions of the plan, Sapient matches 25 percent of an employee's contribution, up to a maximum of $1,250 per employee per year. Total Sapient contributions in 1998, 1997 and 1996 were approximately $1,014,000, $520,000 and $356,000, respectively.

(12)     PUBLIC OFFERINGS

         Sapient completed its initial public offering (IPO) of Common Stock on April 10, 1996. The IPO resulted in the issuance of 3,390,000 shares of Common Stock. Proceeds to Sapient, net of underwriting discounts and costs of the offering, were approximately $32.4 million.

         Sapient completed a follow-on public offering of Common Stock on October 29, 1996 which resulted in the issuance of 1,000,000 shares of Common Stock. Proceeds to Sapient, net of underwriting discounts and costs of the offering, were approximately $21.7 million.

         Sapient completed a follow-on public offering of Common Stock on April 7, 1998 which resulted in the issuance of 653,125 shares of Common Stock. Proceeds to Sapient, net of underwriting discounts and costs of the offering, were approximately $29.1 million.

(13)     CAPITAL STOCK

   (a)      Increase in Authorized Common Stock; Conversion of Non-Voting
Common Stock

         On February 13, 1996, Sapient's Board of Directors authorized an increase in the authorized number of shares of voting Common Stock to 30,000,000 and non-voting Common Stock to 10,000,000 and provided that, upon the closing of an IPO, all shares of non-voting Common Stock then outstanding would be converted automatically into an equal number of shares of voting Common Stock and the authorized capitalization of Sapient will consist of 40,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

         At Sapient's Annual Meeting of Stockholders held on May 8, 1998, the stockholders voted to approve an amendment to Sapient's Amended and Restated Certificate of Incorporation which increased the number of authorized shares of Common Stock from 40,000,000 to 100,000,000.

   (b)      Preferred Stock

         On February 13, 1996, the Board of Directors authorized an amendment to Sapient's Certificate of Incorporation giving the Board the authority to issue up to 5,000,000 shares, $0.01 par value, of Preferred Stock with terms to be established by the Board at the time of issuance.

(14)     ACQUISITIONS

         On March 29, 1999, the Company acquired all of the outstanding capital stock of Adjacency, Inc. This acquisition was accomplished through the issuance of 790,674 shares of the Company's common stock for all of the outstanding shares of Adjacency, Inc. This acquisition has been accounted for using the pooling-of-interests method of accounting. Costs, which consist primarily of investment banking, accounting and legal fees related to this acquisition approximated $2.4 million and are not included in the accompanying supplemental consolidated results of operations as they will be charged to operating expense in the first quarter of 1999, which is the period the combination was consummated.

         During the period from January 1, 1996 through March 29,1999 (the date of the Company's acquisition of Adjacency), Adjacency elected to be treated as an S-Corporation for income tax purposes. Under this election, Adjacency's individual stockholders are deemed to have received a pro rata distribution of taxable income of Adjacency (whether or not an actual distribution was made), which is included in each stockholder's taxable income. Accordingly, Adjacency did not provide for income taxes during the period from January 1 through March 29, 1999. Adjacency's S-Corporation tax reporting status was terminated on the date of acquisition. Pro forma net income per share data is presented below to reflect the pro forma increase or decrease to historical income taxes related to Adjacency as if Adjacency was a C-Corporation for tax reporting purposes during those periods.


                                                        1998       1997      1996
                                                       ------     ------    ------

Pro forma data (unaudited):
  Historical income before income taxes                18,024     20,257    10,635
Provision for income taxes:
  Historical income taxes                               8,660      7,703     3,936
  Pro forma (decrease)increase to
     historical income taxes                           (1,648)        74        87
  Pro forma net income                                 11,012     12,480     6,612
  Pro forma basic net income per share                $   .42    $   .50   $   .29
  Pro forma diluted net income per share              $   .38    $   .46   $   .27
  Weighted average number of common shares
     outstanding                                       26,177     24,850    22,485
  Weighted average number of common and
     common equivalent shares outstanding              28,755     26,933    24,910



         On August 25, 1998 the Company acquired Studio Archetype for approximately $25.3 million in stock and cash, including direct acquisition costs of approximately $2.3 million, pursuant to which the Company issued 498,314 shares of Sapient Common Stock and paid $250,000 in cash to the former Studio stockholders. The acquisition was accounted for as a purchase and accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their respective fair values.

         In connection with the acquisition of Studio Archetype in the third quarter of 1998, Sapient allocated $11.1 million to in-process technology and recorded a corresponding income tax benefit of $4.2 million. This allocation represents the estimated fair value of such technology based on risk-adjusted cash flows related to the development of projects that had not reached technological feasibility at the time of the acquisition and with respect to which the in-process research and development had no alternative future uses. Accordingly, these costs were expensed as of the acquisition date.

         Sapient allocated values to the in-process research and development projects by identifying significant research projects for which technological feasibility had not been established, including development, engineering and testing activities associated with the introduction of Studio's Archetype next-generation enterprise-wide suite of development, scheduling, bug tracking and content management applications. The integrated solution will be a comprehensive enterprise scale system, allowing developers and clients to access prototypes and trial deliverables. It will fully integrate user interface tools with client server, advanced database and legacy systems.

         The value assigned to purchased in-process technology was determined by estimating the costs to develop the purchased in-process technology into commercially viable products, estimating the resulting net cash flows from the projects and discounting the net cash flows to their present value. The revenue projection used to value the in-process research and development is based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by Studio Archetype and its competitors. The estimated revenues for the projects are expected to be realized over a six year period through 2004 when other new products are expected to enter the market. Studio Archetype projected revenues are dependent upon successful introduction of the in-process projects.

         The nature of the efforts to develop the acquired in-process technology into commercially viable products and services principally relate to the completion of all planning, designing, prototyping, verification, and testing activities that are necessary to establish that the proposed technologies meet their design specifications including functional, technical, and economic performance requirements. The efforts to develop the purchased in-process technology also include testing of the technology for compatibility and interoperability with other applications. Expenditures on these projects to date have been approximately $2.5 million, and estimated costs to complete these projects are expected to total approximately $625,000 through 2001. These estimates are subject to change, given the uncertainties of the development process, and no assurance can be given that deviations from these estimates will not occur. Several milestones have been or are near completion including a comprehensive needs analysis mapping data, technical and information architectures and building an integrated prototype.

         The rates utilized to discount the net cash flows to their present value are based on venture capital rates of return. Due to the nature of the forecast and the risks associated with the projected growth, profitability and developmental projects, discount rates of 25.0 to 30.0 percent were utilized for the business enterprise and for the in-process research and development. Sapient believes that these discount rates are commensurate with Studio's stage of development, the uncertainties in the economic estimates described above, the inherent uncertainty surrounding the successful development of the purchased in-process technology, the useful life of such technology, the profitability levels of such technology, and, the uncertainty of technological advances that are unknown at this time.

         The forecasts used by Sapient in valuing in-process research and development were based upon assumptions that the Company believes to be reasonable but which are inherently uncertain and unpredictable. Sapient's assumptions may be incomplete or inaccurate, and unanticipated events and circumstances are likely to occur. For these reasons, actual results may vary materially from the assumed results and could have a material adverse effect on Sapient's business, results of operations and financial condition.

         Sapient believes that the assumptions used in the forecasts were reasonable. No assurance can be given, however, that the underlying assumptions used to estimate expected project sales, development costs or profitability, or the events associated with such projects, will transpire as estimated. For these reasons, actual results may vary from the assumed results and could have a material adverse effect on Sapient's business, results of operations and financial condition.

         Sapient expects to continue its support of these efforts and believes Studio Archetype has a reasonable chance of successfully completing the research and development programs. However, there is risk associated with the completion of the projects and there is no assurance that any of the projects will meet with either technological or commercial success.

         If these projects are not successfully developed, the sales and profitability of Studio Archetype may be adversely affected in future periods. Additionally, the value of the other intangible assets acquired may become impaired. Studio expects to benefit from the purchased in-process technology beginning in 1999.

         Other intangible assets of $14.4 million is comprised of $3.8 million for marketing assets, $1.6 million for assembled work force and approximately $9.0 million of goodwill comprising the reputation of Studio Archetype, all of which have estimated useful lives of approximately 7 years. However there are no assurances that the value of these intangible assets acquired will not become impaired.

         Below are the pro forma results of operations for Sapient and Studio Archetype, assuming that the acquisition of Studio occurred at the beginning of the twelve-month period ended December 31, 1997.

                                                          1998           1997
                                                        --------      --------
                                                       (UNAUDITED)   (UNAUDITED)
                                                       (IN THOUSANDS, EXCEPT PER
                                                               SHARE DATA)

 Net revenues.......................................    $174,971      $102,386
 Net income.........................................    $  7,626      $ 11,954
 Basic net income per share.........................    $   0.29      $   0.48
 Diluted net income per share.......................    $   0.27      $   0.44


         On December 15, 1997, Sapient issued 611,738 shares of Sapient Common Stock for all of the outstanding shares of common stock of EXOR, a provider of ERP implementation services using Oracle applications. This business combination has been accounted for as a pooling of interests and, accordingly, the Consolidated Financial Statements for the periods prior to the combination have been restated to include the accounts and results of operations of EXOR.

(15)     RELATED PARTY TRANSACTIONS

         The Company has provided technology services to certain start-up companies. As partial payment for services delivered, Sapient has received non-controlling equity interests in such start-up companies. Due to the start-up nature of these entities, Sapient has valued these investments at zero as there is no readily determinable measure of value based on the underlying operating performance and future cash flows of the start-up companies. During 1998 Sapient recognized approximately $2,200,000 in net revenues from consulting services provided to these companies. In addition, certain members of management of the Company have provided funding to certain of these companies.

(16)     QUARTERLY FINANCIAL RESULTS

         The following tables set forth certain unaudited quarterly results of operations of Sapient for 1998 and 1997. In the opinion of management, this information has been prepared on the same basis as the audited Consolidated Financial Statements and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the quarterly information when read in conjunction with the audited Consolidated Financial Statements and Notes thereto included elsewhere in this Annual Report on Form 10-K. The quarterly operating results are not necessarily indicative of future results of operations.

                                                                     THREE MONTHS ENDED (UNAUDITED)
                                                               -------------------------------------------
                                                               MARCH 31,   JUNE 30,    SEPT. 30,   DEC. 31,
                                                                1998        1998        1998        1998
                                                               -------     -------     --------    -------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)

 Revenues.................................................     $31,595     $36,420     $43,066     $53,791
 Operating expenses:
   Project personnel costs................................      15,221      17,511      21,103      30,608
   Selling and marketing..................................       1,842       2,666       3,061       3,949
   General and administrative.............................       8,271       8,726      10,680      14,348
   Amortization of intangibles............................          --          --         128         559
   Charge for in-process research and development.........          --          --      11,100          --
   Acquisition costs......................................          --          --          --          --
                                                               -------     -------     -------     -------
      Total operating expenses............................      25,334      28,903      46,072      49,464



 Income (loss) from operations............................       6,261       7,517      (3,006)      4,327
 Interest income..........................................         590         676         941         718
                                                               -------     -------     -------     -------

 Income (loss) before income taxes........................       6,851       8,193      (2,065)      5,045
 Income taxes.............................................       2,504       2,929        (668)      3,895
                                                               -------     -------     -------     -------
 Net income (loss)........................................     $ 4,347     $ 5,264     $(1,397)    $ 1,150
                                                               =======     =======     ========    =======
 Basic net income (loss) per share........................     $  0.17     $  0.20     $ (0.05)    $  0.04
                                                               =======     =======     =======     =======
 Diluted net income (loss) per share......................     $  0.16     $  0.18     $ (0.05)    $  0.04
                                                               =======     =======     =======     =======

                                                                     THREE MONTHS ENDED (UNAUDITED)
                                                               -------------------------------------------
                                                               MARCH 31,   JUNE 30,    SEPT. 30,   DEC. 31,
                                                                1997        1997        1997        1997
                                                               -------     -------     --------    -------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)

 Revenues.................................................     $18,359     $21,226     $24,914     $27,528
 Operating expenses:
   Project personnel costs................................       8,830      10,122      12,359      13,312
   Selling and marketing..................................       1,145       1,184       1,600       2,145
   General and administrative.............................       4,669       5,348       5,937       6,617
   Amortization of intangibles............................          --          --          --          --
   Charge for in-process research and development.........          --          --          --          --
   Acquisition costs......................................          --          --          --         560
                                                               -------     -------     -------     -------
      Total operating expenses............................      14,644      16,654      19,896      22,634
                                                               -------     -------     -------     -------
 Income from operations...................................       3,715       4,572       5,018       4,894
 Interest income..........................................         515         567         479         497
                                                               -------     -------     -------     -------
 Income before income taxes...............................       4,230       5,139       5,497       5,391
 Income taxes.............................................       1,620       1,900       2,077       2,106
                                                               -------     -------     -------     -------
 Net income...............................................     $ 2,610     $ 3,239     $ 3,420     $ 3,285
                                                               =======     =======     =======     =======
 Basic net income per share...............................     $  0.11     $  0.13     $  0.14     $  0.13
                                                               =======     =======     =======     =======
 Diluted net income per share.............................     $  0.10     $  0.12     $  0.13     $  0.12
                                                               =======     =======     =======     =======


                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





Date:  April 22, 1999                        SAPIENT CORPORATION
                                             ----------------------------------
                                             (Registrant)



                                             By:  /s/ Susan D. Johnson
                                                 ------------------------------
                                                 Chief Financial Officer